Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2020 Third Quarter;
Affirms Fiscal 2020 Guidance
DALLAS (August 5, 2020) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its third fiscal quarter ended June 30, 2020.

Highlights

•	Earnings per diluted share:

◦	$4.37 for the nine months ended June 30, 2020

◦	$0.96 per diluted share for the third fiscal quarter

•	Consolidated net income:

◦	$536.1 million for the nine months ended June 30, 2020

◦	$117.8 million for the third fiscal quarter

•	Adjusted net income and adjusted diluted earnings per share, which excludes a $21.0 million one-time tax benefit related to the remeasurement of net deferred tax liabilities:

◦	$515.1 million and $4.20 for the nine months ended June 30, 2020

◦	$96.8 million and $0.79 for the third fiscal quarter

•	Capital expenditures were $1,405.7 million for the nine months ended June 30, 2020, an increase of 17 percent

•	Approximately 88 percent of capital spending related to system safety and reliability investments
Outlook

•	Adjusted earnings per diluted share for fiscal 2020 is expected to be in the previously announced range of $4.58 to $4.73.

•	Capital expenditures are expected to be in the range of $1.85 billion to $1.95 billion in fiscal 2020.

•
The company's Board of Directors has declared a quarterly dividend of $0.575 per common share. The indicated annual dividend for fiscal 2020 is $2.30, which represents a 9.5% increase over fiscal 2019.

“I am extremely proud of our employees as they continue demonstrating their dedication to delivering safe and reliable natural gas service, providing exceptional customer service and continuing to make a positive difference in the 1,400 communities we proudly serve,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy Corporation. He concluded that “Atmos Energy’s commitment to safety, paired with our culture, continue to guide our operational and financial performance during these unique times.”

Results for the Three Months Ended June 30, 2020
Consolidated operating income increased $16.8 million to $139.0 million for the three months ended June 30, 2020, from $122.2 million in the prior-year quarter. Rate case outcomes in both segments and lower operations and maintenance expense in our distribution segment were partially offset by a decrease in nonresidential revenue in our distribution segment and higher depreciation and property tax expenses.
Distribution operating income increased $13.8 million to $62.5 million for the three months ended June 30, 2020, compared with $48.7 million in the prior-year quarter. The increase primarily reflects a net $14.8 million increase in rates and a $1.8 million increase due to net customer growth, which was partially offset by a $9.2 million increase in depreciation and property tax expense due to increased capital investments. Current quarter operating income also reflects the impact of COVID-19. We experienced a 14 percent decline in nonresidential volumes quarter over quarter, which resulted in a $6.8 million decrease in net consumption and transportation. We also experienced a $3.3 million decrease in service order revenues. This decline was offset by a $12.5 million decrease in operations and maintenance expense.
Pipeline and storage operating income increased $3.0 million to $76.5 million for the three months ended June 30, 2020, compared with $73.5 million in the prior-year quarter. This increase is primarily attributable to a $13.3 million increase in rates, due to the GRIP filing approved in fiscal 2020, partially offset by a $5.1 million decrease in through system revenues as a result of declining volumes and prices due to decreased oil production and a $2.8 million increase in depreciation expense due to increased capital investments.

Results for the Nine Months Ended June 30, 2020
Consolidated operating income increased $67.0 million to $723.3 million for the nine months ended June 30, 2020, compared to $656.3 million in the prior year, which primarily reflects rate outcomes in both segments and customer growth and lower operations and maintenance expense in our distribution business, partially offset by lower through system revenue and higher operations and maintenance expense in our pipeline and storage segment and increased depreciation and property tax expense.
Distribution operating income increased $49.2 million to $496.3 million for the nine months ended June 30, 2020, compared with $447.1 million in the prior year. The increase reflects a net $70.8 million increase in rates and customer growth of $10.3 million, partially offset by a $3.9 million increase in software maintenance expense and a $24.8 million increase in depreciation and property tax expenses associated with increased capital investments. Year-to-date operating income also includes the impacts of COVID-19 described above.
Pipeline and storage operating income increased $17.6 million to $226.9 million for the nine months ended June 30, 2020, compared with $209.3 million in the prior year. This increase is primarily attributable to a $40.0 million increase from our GRIP filings approved in fiscal 2019 and 2020, partially offset by an $8.7 million decrease in through system revenues, a $6.6 million increase in operation and maintenance expense primarily due to well integrity costs and spending on hydro testing and in-line inspections and an $8.2 million increase in depreciation expense due to increased capital investments.
Capital expenditures increased $206.5 million to $1,405.7 million for the nine months ended June 30, 2020, compared with $1,199.2 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the nine months ended June 30, 2020, the company generated operating cash flow of $895.5 million, an $86.6 million increase compared with the nine months ended June 30, 2019. The year-over-year increase reflects the positive cash effects of rate case outcomes achieved in fiscal 2019 and working capital changes, primarily as a result of the timing of gas cost recoveries under our purchase gas cost mechanisms.
Our equity capitalization ratio at June 30, 2020 was 58.8%, compared with 59.0% at September 30, 2019. The decrease primarily reflects long-term debt issuances over the last twelve months which resulted in a higher long-term debt balance as of June 30, 2020.

Conference Call to be Webcast August 6, 2020
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2020 third quarter financial results on Thursday, August 6, 2020, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the following: the outbreak of COVID-19 and its impact on business and economic conditions; federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; the inability to continue to hire, train and retain operational, technical and managerial personnel; the impact of climate change; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; and natural disasters, terrorist activities or other significant events, all of which are difficult to predict and many of which are beyond our control.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
During our fiscal third quarter we remeasured our deferred income tax balance as a result of Kansas House Bill 2585 and an update to the state deferred tax rate. As a result, we recorded a non-cash income tax benefit of $21.0 million for the three and nine months ended June 30, 2020. Due to the non-recurring nature of this benefit, we believe that net income and diluted net income per share before the non-cash income tax benefit provide a more relevant measure to analyze our financial performance than net income and diluted net income per share in order to allow investors to better analyze our core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of our financial performance herein will reference adjusted net income and adjusted diluted net income per share, non-GAAP measures, which are calculated as follows:

	Three Months Ended June 30
	2020	2019	Change
	(In thousands, except per share data)
Net income	$117,791	$80,466	$37,325
Non-cash income tax benefit	(20,962)	—	(20,962)
Adjusted net income	$96,829	$80,466	$16,363

Diluted net income per share	$0.96	$0.68	$0.28
Diluted EPS from non-cash income tax benefit	(0.17)	—	(0.17)
Adjusted diluted net income per share	$0.79	$0.68	$0.11

	Nine Months Ended June 30
	2020	2019	Change
	(In thousands, except per share data)
Net income	$536,110	$453,000	$83,110
Non-cash income tax benefit	(20,962)	—	(20,962)
Adjusted net income	$515,148	$453,000	$62,148

Diluted net income per share	$4.37	$3.88	$0.49
Diluted EPS from non-cash income tax benefit	(0.17)	—	(0.17)
Adjusted diluted net income per share	$4.20	$3.88	$0.32

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$435,308	$444,944
Pipeline and storage segment	158,008	149,198
Intersegment eliminations	(100,321)	(108,404)
	492,995	485,738
Purchased gas cost
Distribution segment	126,093	139,518
Pipeline and storage segment	(11)	(96)
Intersegment eliminations	(100,010)	(108,096)
	26,072	31,326
Operation and maintenance expense	149,460	164,545
Depreciation and amortization	107,104	97,700
Taxes, other than income	71,324	69,965
Operating income	139,035	122,202
Other non-operating income	7,235	1,645
Interest charges	19,580	19,592
Income before income taxes	126,690	104,255
Income tax expense	8,899	23,789
Net income	$117,791	$80,466

Basic net income per share	$0.96	$0.68
Diluted net income per share	$0.96	$0.68
Cash dividends per share	$0.575	$0.525
Basic weighted average shares outstanding	123,026	118,075
Diluted weighted average shares outstanding	123,032	118,430

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2020	2019
Distribution	$58,899	$32,398
Pipeline and storage	58,892	48,068
Net income	$117,791	$80,466

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$2,196,817	$2,341,668
Pipeline and storage segment	452,421	419,318
Intersegment eliminations	(303,015)	(302,821)
	2,346,223	2,458,165
Purchased gas cost
Distribution segment	942,586	1,147,598
Pipeline and storage segment	290	(544)
Intersegment eliminations	(302,053)	(301,887)
	640,823	845,167
Operation and maintenance expense	449,529	452,572
Depreciation and amortization	318,082	290,537
Taxes, other than income	214,535	213,546
Operating income	723,254	656,343
Other non-operating income (expense)	9,133	(1,846)
Interest charges	68,980	74,390
Income before income taxes	663,407	580,107
Income tax expense	127,297	127,107
Net income	$536,110	$453,000

Basic net income per share	$4.38	$3.89
Diluted net income per share	$4.37	$3.88
Cash dividends per share	$1.725	$1.575
Basic weighted average shares outstanding	122,352	116,485
Diluted weighted average shares outstanding	122,463	116,673

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2020	2019
Distribution	$375,720	$318,976
Pipeline and storage	160,390	134,024
Net income	$536,110	$453,000

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2020	2019
Net property, plant and equipment	$12,880,850	$11,787,669
Cash and cash equivalents	208,064	24,550
Accounts receivable, net	236,466	230,571
Gas stored underground	84,886	130,138
Other current assets	72,743	72,772
Total current assets	602,159	458,031
Goodwill	730,706	730,706
Deferred charges and other assets	657,267	391,213
	$14,870,982	$13,367,619

Shareholders' equity	$6,461,471	$5,750,223
Long-term debt	4,531,341	3,529,452
Total capitalization	10,992,812	9,279,675
Accounts payable and accrued liabilities	200,116	265,024
Other current liabilities	502,413	479,501
Short-term debt	—	464,915
Current maturities of long-term debt	157	—
Total current liabilities	702,686	1,209,440
Deferred income taxes	1,420,065	1,300,015
Regulatory excess deferred taxes	702,493	705,101
Deferred credits and other liabilities	1,052,926	873,388
	$14,870,982	$13,367,619

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2020	2019
Cash flows from operating activities
Net income	$536,110	$453,000
Depreciation and amortization	318,082	290,537
Deferred income taxes	137,996	120,220
One-time income tax benefit	(20,962)	—
Other	5,935	9,649
Changes in assets and liabilities	(81,675)	(64,478)
Net cash provided by operating activities	895,486	808,928
Cash flows from investing activities
Capital expenditures	(1,405,673)	(1,199,199)
Proceeds from the sale of discontinued operations	—	4,000
Debt and equity securities activities, net	(692)	(4,041)
Other, net	6,098	3,839
Net cash used in investing activities	(1,400,267)	(1,195,401)
Cash flows from financing activities
Net decrease in short-term debt	(464,915)	(500,838)
Proceeds from issuance of long-term debt, net of premium/discount	999,450	1,045,221
Net proceeds from equity offering	358,047	593,731
Issuance of common stock through stock purchase and employee retirement plans	14,125	14,128
Settlement of interest rate swaps	—	(90,141)
Repayment of long-term debt	—	(450,000)
Cash dividends paid	(210,674)	(181,982)
Debt issuance costs	(7,738)	(11,254)
Net cash provided by financing activities	688,295	418,865
Net increase in cash and cash equivalents	183,514	32,392
Cash and cash equivalents at beginning of period	24,550	13,771
Cash and cash equivalents at end of period	$208,064	$46,163

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2020	2019	2020	2019
Consolidated distribution throughput (MMcf as metered)	69,162	76,192	372,590	404,370
Consolidated pipeline and storage transportation volumes (MMcf)	153,652	181,292	453,646	517,188
Distribution meters in service	3,322,332	3,284,722	3,322,332	3,284,722
Distribution average cost of gas	$3.24	$3.35	$3.66	$4.06
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